UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2023

Callon Petroleum Company
(Exact name of registrant as specified in its charter)

DE	001-14039	64-0844345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Briarlake Plaza
2000 W. Sam Houston Parkway S., Suite 2000
Houston, TX 77042

(Address of Principal Executive Offices, and Zip Code)

(281) 589-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CPE	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
☐    Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Agreement
On July 3, 2023, Callon Petroleum Company (the “Company”) directed Computershare Trust Company, N.A., as trustee (the “Trustee”) of the Company’s 8.250% Senior Notes due 2025 (the “2025 Notes”), to deliver a notice of redemption with respect to all $187.2 million of its 2025 Notes to the respective holders. On August 2, 2023, the Company deposited with the Trustee cash in an amount sufficient to pay and discharge the principal amount outstanding on the 2025 Notes (which occurred at 100.000% of such principal amount), plus accrued and unpaid interest on the 2025 Notes up to but excluding the redemption date of August 2, 2023. Concurrently therewith, the Company elected to satisfy and discharge the indenture governing the 2025 Notes with respect to the 2025 Notes in accordance with its terms and the Trustee acknowledged such satisfaction and discharge. As a result of the satisfaction and discharge of the indenture governing the 2025 Notes with respect to the 2025 Notes, the Company and the guarantors of the 2025 Notes have been released from their remaining obligations under the indenture governing the 2025 Notes with respect to the 2025 Notes.
This Current Report on Form 8-K is not an offer to buy, or a notice of redemption with respect to, the 2025 Notes or any other securities.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Callon Petroleum Company
(Registrant)

August 2, 2023	/s/ Joseph C. Gatto, Jr.
Joseph C. Gatto, Jr.
President and Chief Executive Officer